Exhibit 99.1
News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Adds Paul G. Boynton to Board of Directors

JACKSONVILLE, Fla., Feb. 22, 2011 - Rayonier (NYSE:RYN) announced today that Paul G. Boynton, Rayonier's president and chief operating officer, has been elected to its board of directors, effective immediately.

“Paul's expertise in all three of our core businesses will bring a unique perspective on strategy and execution to the board,” said Lee M. Thomas, chairman and chief executive officer. “His long-standing relationships with our customers and his 11 years of operational experience with Rayonier will also benefit the board.”

Boynton was elected to his current position as Rayonier's president and chief operating officer in September 2010. He previously served as executive vice president, Forest Resources and Real Estate. Boynton joined Rayonier in 1999 as director of Performance Fibers marketing and sales, and was later named vice president, Performance Fibers marketing and sales, and senior vice president, Performance Fibers.

Prior to joining Rayonier, Boynton was with the 3M Corporation as global brand manager for the home care division from 1990 to 1999. He had previously served as a reliability and quality engineer with Motorola, from 1986 to 1988.

Paul holds a BS in mechanical engineering from Iowa State University, and an MBA from the University of Iowa. He also completed the Harvard University Graduate School of Business Administration Advanced Management Program.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.4 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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